Ex 99.1

Sentinel Omaha Limited Liability Company and Subsidiaries Consolidated Financial Statements December 31, 2014

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

TABLE OF CONTENTS

December 31, 2014

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Statement of Assets and Liabilities	2

Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Net Assets	5

Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7-17

Report of Independent Registered Public Accounting Firm

To the Members of

Sentinel Omaha Limited Liability Company:

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Sentinel Omaha Limited Liability Company and Subsidiaries (collectively, the “Company”) as of December 31, 2014, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 paragraph (7) to the consolidated financial statements, as of December 31, 2014, the Company did not meet the required Net Worth as defined in Section 8.17 of the Secured Credit Facility. Our opinion is not modified with respect to this matter.

/s/ WeiserMazars LLP

New York, New York

April 2, 2015

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2014

ASSETS

Investment in real estate properties, at fair value (cost - $351,248,002)	$283,300,000

Cash and cash equivalents	3,110,499

Cash held in escrow by lenders	4,479,656

Restricted cash	2,648,428

Prepaid expenses and other assets	1,300,886

Tenant security deposits	167,342

Total assets	$295,006,811

LIABILITIES

Mortgage notes, bonds and credit facilities payable (cost - $267,721,212)	$267,495,272

Accounts payable and accrued expenses	3,607,287

Tenant security deposits payable	952,490

Prepaid rent	230,980

Deferred revenue	222,269

Total liabilities	272,508,298

NET ASSETS	$22,498,513

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2014

INVESTMENT IN REAL ESTATE PROPERTIES	LOCATION	NUMBER OF UNITS	HISTORICAL COST (1)	FAIR VALUE
Residential:

Arbor Hills	Antioch, TN	548	$35,690,722	$32,800,000	(2)
Arbors of Dublin	Dublin, OH	288	19,415,112	17,100,000	(2)
Brentwood Oaks	Nashville, TN	244	20,894,243	22,500,000	(2)
Cornerstone Apartments	Independence, MO	420	38,178,815	30,500,000	(2)
Covey at Fox Valley	Aurora, IL	216	26,172,836	19,300,000	(2)
Greenhouse Apartments	Omaha, NE	129	19,102,432	14,000,000	(2)
Jackson Park Place	Fresno, CA	376	47,334,437	33,500,000	(2) (3)
Littlestone at Village Green	Gallatin, TN	200	16,176,836	15,000,000	(2)
Morganton Place	Fayetteville, NC	280	20,741,181	10,900,000	(2)
Oakwell Farms	Hermitage, TN	410	30,778,256	32,600,000	(2)
Park at Countryside	Port Orange, FL	120	10,165,358	5,800,000	(2)
The Reserve at Wescott	Summerville, SC	288	27,093,146	26,800,000	(2) (4)
Village at Cliffdale	Fayetteville, NC	356	26,034,185	10,100,000	(2)
Woodberry Apartments	Asheville, NC	168	13,470,443	12,400,000	(2)

Total		4,043	$351,248,002	$283,300,000	(5)

(1)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2014.
(2)	Fair value is as determined by the Manager at December 31, 2014.
(3)	The operations of Jackson Park Place I and II have been combined concurrent with the joint refinancing of the properties on 12/01/13.
(4)	The operations of The Reserve at Westcott I and II have been combined concurrent with the joint refinancing of the properties on 8/01/13.
(5)	Fair value of the investments in real estate as a percentage of net assets is 1259.2%

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2014

INVESTMENT INCOME

Base rent	$35,663,118
Other rental income	3,459,106
Interest income	3,048

Total investment income	39,125,272

EXPENSES

Payroll and related costs	5,263,803
Real property taxes	3,649,383
Repairs and maintenance	3,548,995
Utilities	2,386,024
Property management fees	1,754,349
General and administrative	899,054
Insurance	836,963
Advertising	532,353

Total expenses	18,870,924

NET INVESTMENT INCOME BEFORE OTHER EXPENSES	20,254,348

OTHER EXPENSES

Interest on mortgage notes, bonds and credit facilities payable	(9,537,663)
Professional fees	(630,139)
Amortization of deferred financing costs	(57,904)

Total other expenses	(10,225,706)

NET INVESTMENT INCOME	10,028,642

Net change in unrealized appreciation of investment in real estate properties	11,068,174
Net change in unrealized depreciation on fair value of mortgage notes and bonds	(4,078,386)
Net unrealized depreciation of interest rate cap and swap agreements	(83,093)

Net unrealized gain	6,906,695

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$16,935,337

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year ended December 31, 2014

	Member I	Member II	Member III	Total

Net assets at beginning of the year	$1,947,116	$1,947,116	$1,668,944	$5,563,176

Net investment income	3,510,025	3,510,025	3,008,592	10,028,642

Net change in unrealized appreciation of investment in real estate properties	3,873,861	3,873,861	3,320,452	11,068,174

Net change in unrealized depreciation on fair value of mortgage notes and bonds	(1,427,435)	(1,427,435)	(1,223,516)	(4,078,386)

Net unrealized depreciation of interest rate cap and swap agreements	(29,083)	(29,083)	(24,927)	(83,093)

Net assets at end of year	$7,874,484	$7,874,484	$6,749,545	$22,498,513

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net increase in net assets resulting from operations	$16,935,337
Adjustments to reconcile net increase in net assets to net cash provided by operating activities:
Net change in unrealized appreciation of investment in real estate properties	(11,068,174)
Net change in unrealized depreciation on fair value of mortgage notes and bonds	4,078,386
Net unrealized depreciation of interest rate cap and swap agreements	83,093
Amortization of deferred financing costs	57,904
Changes in operating assets and liabilities:
Cash held in escrow by lenders	21,972
Prepaid expenses and other assets	(95,770)
Tenant security deposits payable	71,629
Accounts payable and accrued expenses	(919,879)
Deferred revenue	98,022
Prepaid rent	(98,563)

Net cash provided by operating activities	9,163,957

CASH FLOWS FROM INVESTING ACTIVITIES

Capital additions to real estate properties	(4,631,826)
Cash paid into restricted cash	(256,428)
Increase in tenant security deposits	(14,420)

Net cash used in investing activities	(4,902,674)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments of mortgage notes, bonds and credit facilities	(23,081,288)
Net proceeds from mortgage notes	24,560,000
Loan repayments to affiliates	(3,806,233)
Payment of deferred financing costs	(509,558)

Net cash used in financing activities	(2,837,079)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,424,204

CASH AND CASH EQUIVALENTS
Beginning of year	1,686,295

End of year	$3,110,499

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest	$9,954,349

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. (“APRO”). Sentoma, LLC (the “Manager”), an affiliate of each of the members, serves as the Manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests. The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended or Restated Limited Liability Company Agreement dated August 22, 2007 (the “Agreement”), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager. In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.     Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company is an investment company as described in ASC 946, Financial Services - Investment Companies. The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly owned limited liability company, on September 18, 2007. Sentinel White Plains LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly owned single-asset limited partnerships or limited liability companies. The financial statements of these subsidiaries are consolidated with those of the Company. All significant transactions and balances between the Company and these subsidiaries have been eliminated.

b.     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives. Actual results could differ from those estimates.

c.     Real Estate Property Valuation - Investment in real estate properties is reported at fair value. At December 31, 2014, the fair value of the investment in real estate properties is equal to either the value determined by independent appraisals or estimated by the Manager. The estimated fair value of the underlying real estate is determined quarterly by the methods described in Note 7. No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value. Valuations are prepared by the investment advisor’s valuation group and represent their best judgment based upon a process of evaluating the current and future economic and market conditions and are approved by management.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company’s investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.     Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at the time of purchase are considered to be cash equivalents. At times, the Company’s cash and cash equivalents balance with financial institutions may exceed Federal Deposit Insurance Corporation insured limits. As of December 31, 2014, the Company maintains its cash balances with three major financial institutions and those cash balances exceed Federal Deposit Insurance Corporation insured limits by $5,409,013.

e.     Restricted Cash and Cash Held in Escrow by Lenders – Includes restricted deposits accounts maintained pursuant to the Company’s debt agreements and interest rate swap agreements.

f.     Deferred Financing Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

g.     Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value. Fair values of these derivatives are provided by counterparties and are recorded in the statement of assets and liabilities. The change in value is recorded in the statement of operations.

h.     Mortgage Notes, Bonds and Credit Facilities Payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company are reported at fair value as determined by the Manager by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral. Financial costs associated with such debt are expensed as incurred. The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations. The unsecured credit facility is carried at amortized cost.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

i.     Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases. Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

j.     Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company. Generally, the Company’s U.S. tax returns are subject to examination by federal, state, and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.

k.     Sales of Investment in Real Estate – Sales of real estate owned are recognized in accordance with U.S. generally accepted accounting principles, applicable to sales of real estate. Gain or loss on sales of real estate are recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and the Company having no substantial continuing involvement with the buyer. Net realized gain or loss on investments in real estate, if any, is the Company’s share of cash proceeds from disposition of investments in real estate less the cost basis and transaction costs.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

3.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

The following summarizes the Company’s debt at December 31, 2014:

		INTEREST	MATURITY	MONTHLY	PRINCIPAL	FAIR VALUE
PROPERTY	Ref	RATE	DATE	PAYMENT	AT 12/31/14	AT 12/31/14

Mortgage Notes Payable:

Oakwell Farms	(1)	2.30%	2/1/2024	40,557	$20,442,000	$20,442,000
The Reserve at Wescott Plantation	(2)	2.61%	8/1/2023	64,039	16,566,556	16,566,556
Jackson Park Place	(3)	2.45%	12/1/2023	93,279	24,724,719	24,724,719
Park at Countryside	(4)	2.38%	10/1/2021	16,028	4,094,973	4,094,973
Total Mortgage Notes Payable					65,828,248	65,828,248

Bonds Payable:
Arbor Hill	(5),(6)	0.26%	12/1/2025	19,613	26,150,000	26,150,000
Brentwood Oaks	(6)	0.28%	7/15/2031	10,315	11,320,000	11,320,000
Covey at Fox Valley	(6)	0.27%	10/15/2027	14,289	12,410,000	12,410,000
Total Bonds Payable					49,880,000	49,880,000

Secured Credit Facility	(7)				81,773,326	81,547,386

Subtotal					197,481,574	197,255,634
Cumulative unrealized appreciation	(8)				(225,940)
Mortgage Notes, Bonds and Secured Credit Facilities Payable, at Fair Value					197,255,634	197,255,634

Unsecured Credit Facility
Tranche A	(9)	3.55% + LIBOR	12/31/2017		36,315,774
Tranche B	(9)	2.00% + LIBOR	12/31/2017		33,923,864
					70,239,638	See note 9

Total Mortgage Notes, Bonds, and Credit Facilities Payable					$267,495,272

Mortgage Notes Payable:

(1)

On January 30, 2014, Oakwell Farms paid off its existing loan and entered into a new loan with a bank in the amount of $20,442,000. The loan provides for interest only payments at a variable rate of LIBOR + 2.15%. The loan matures on February 1, 2024.

(2)

On July 31, 2013 The Reserve at Wescott Plantation paid off its existing loan and entered into a new loan with a bank in the amount of $16,700,000. The loan provides for interest only payments at a variable rate of LIBOR plus 2.46% through July 31, 2014, after which time the monthly payments shall include principal payments at a rate of 30 year amortization. The loan matures on August 1, 2023.

(3)

On November 15, 2013, Jackson Park Place paid off its existing loan and entered into a new loan with a bank in the amount of $25,257,000. The loan provides for fixed monthly principal payments of $40,945 with interest payments based on LIBOR plus 2.30%. The loan matures on December 1, 2023.

(4)

On September 11, 2014, Park at Countryside entered into a new loan with a bank in the amount of $4,118,000. The loan provides for fixed monthly payments of $16,028 which includes interest payments based on LIBOR + 2.23% and principal payments at a rate of 30 year amortization. The loan matures on October 1, 2021.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

Bonds Payable:

(5)	The bond is also collateralized with Littlestone at Village Green.
(6)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.

Secured Credit Facility:

(7)

The secured credit facility (the “Facility”) in the amount of $84,718,000 is collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry. The Facility provides for interest only monthly payments which were based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period. Each draw matures on dates ranging from October 2016 to October 2017. The interest rates for each draw vary from 5.44% to 5.68%. The Facility may be prepaid with penalty. As of December 31, 2014, the Company did not meet the required Net Worth as defined in section 8.17 of the Facility.

Net unrealized appreciation on Mortgage Notes, Bonds and Credit Facilities:

(8)	This amount is the net unrealized appreciation of the mortgages, bonds and credit facilities for the period of inception to December 31, 2014.

Unsecured Credit Facility:

(9)

In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank in the amount of $175,000,000. On September 30, 2013, the Company executed an Amendment and Restated Loan Agreement which extends the maturity until December 31, 2017. On January 26, 2015 the Company executed the First Amendment to Amended and Restated Loan Agreement where the lender assigned its 50% interest in Tranche B to The B Note Funding LLC, an affiliate of the Company. The Loan may be prepaid without penalty, requires mandatory repayments from the proceeds of sales, and restricts distributions until the loan is paid in full. The loan also has reduced the pay rate on Tranche B to a floating rate of 200 basis points over LIBOR while increasing the additional accrual rate on Tranche B to 500 basis points over LIBOR. However, the aforementioned accrued interest will be forgiven each time the Company pays the above mentioned required principal payment timely, as defined in the Loan Agreement. As of and for the year ended December 31, 2014, the Company is in compliance with certain financial ratios which must be maintained during the life of the Loan.

As of December 31, 2014, scheduled principal payments on mortgage notes, bonds and secured credit facilities are as follows:

2015	$11,048,749
2016	43,575,423
2017	100,046,550
2018	913,320
2019	915,554
Thereafter	111,221,616
$267,721,212

4.             INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”) in order to control interest expense. In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2014:

Type	Maturity	Notional Amount	Receive/Cap Rate	Pay Rate	Fair Value

Variable to fixed swap (1)	12/15/16	12,410,000	0.10%	3.69%	$(802,479)
Libor Cap	01/01/20	13,400,000	6.00%	n/a	37,400
Libor Cap	01/01/20	12,750,000	6.00%	n/a	35,600
Libor Cap	09/15/16	11,320,000	6.22%	n/a	1
Libor Cap	08/01/18	16,700,000	4.00%	n/a	30,210
Libor Cap	12/01/18	25,257,000	4.25%	n/a	53,239
Libor Cap	02/01/18	20,442,000	6.31%	n/a	2,446

		$112,279,000			$(643,583)

(1) All payments under the swap agreements, including the notional amount, are guaranteed by the Company.

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any losses from its agreements. The net fair value of the Rate Swaps and Rate Caps is estimated to be ($643,583) as of December 31, 2014, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets and liabilities. The Company made $451,435 in net payments to the Rate Swaps during the year ended December 31, 2014, which are included on the accompanying consolidated statement of operations as an increase of interest expense. The Company recognized net unrealized depreciation on the Rate Swaps and Rate Caps of $83,093 for the year ended December 31, 2014.

Effective as of January 30, 2014, the Company entered into an interest rate cap agreement with a notional amount of $20,442,000 concurrent with the refinancing of Oakwell Farms. The bank is required to pay to the Company the excess of the one month LIBOR rate on a monthly measurement date over a strike rate of 6.31%, multiplied by the notional amount of the LIBOR caps through maturity on February 1, 2018.

Effective as of January 1, 2015, the Company entered into two interest rate cap agreements with notional amounts of $13,400,000 and $12,750,000, respectively. The bank is required to pay to the Company the excess of the weekly variable rate, which is determined by a highly rated bond composite variable rate, over a strike rate of 6.0%, multiplied by the notional amount of the interest rate caps through maturity on January 1, 2020.

5.             FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate derivatives, accounts payable and loans payable. Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value. The interest rate caps and swaps are carried at fair value as described in Note 4.

Effective January 1, 2008, management has elected to measure all of its debt, except for the unsecured credit facility, at fair value. However, management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in Note 3. The fair value of the unsecured credit facility is approximately $70,239,638 at December 31, 2014.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

6.           ASSETS AND LIABILITES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The three levels of fair value hierarchy are described below.

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
●	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;
●	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments. Investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation. Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2014:

	Level 3:
	Significant
	Unobservable	2014
	Inputs	Total
Assets
Investment in real estate properties	$283,300,000	$283,300,000
Total assets	$283,300,000	$283,300,000

Liabilities
Mortgage notes, bonds and credit
Mortgage notes, bonds and credit facilities payable	$197,255,634	$197,255,634
Interest rate derivatives	643,583	643,583
Total liabilities	$197,899,217	$197,899,217

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (level 3) during the year ended December 31, 2014:

	Investment in	Mortgage notes,	Derivative
	Real Estate	bonds and credit	Financial
	Properties	facilities payable	Instruments

Balance at December 31, 2013	$267,600,000	$(185,708,093)	$(692,815)

Net unrealized gain (loss) included in net increase in net assets resulting from operations	11,068,174	(4,078,386)	(83,093)
Capital additions	4,631,826	-	-
Payment for interest rate caps	-	-	132,325
Proceeds from loans	-	(24,560,000)	-
Repayment of mortgage notes payable	-	16,581,287	-
Payment of deferred financing costs	-	509,558	-
Balance at December 31, 2014	$283,300,000	$(197,255,634)	$(643,583)

The amount of total gains/(losses) for the period included in net increase in net assets resulting from operations attributed to the change in the unrealized appreciation and depreciation relating to investments in real estate and mortgage notes, bonds, and credit facility payable still held at the reporting date.	$11,068,174	$(4,078,386)	$(83,093)

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. The Company’s real estate properties are generally classified within Level 3 of the valuation hierarchy.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

The fair values of mortgage loans and bank loans payable are determined by discounting the future contractual cash flows required under terms of the obligations to the present value using a current market interest rate. The market rate is determined by giving consideration to one or more of the following criteria as appropriate: (i) interest rates for loans of comparable quality and maturity, and (ii) the value of the underlying collateral. The Company’s mortgage loans, notes payable and certain credit facilities are generally classified within Level 3 of the valuation hierarchy.

The following table shows quantitative information about significant unobservable inputs related to Level 3 fair value measurements used at December 31, 2014:

	Fair	Valuation	Unobservable	Range
	Value	Techniques	Inputs	(Weighted Avg)

Investment in real estate properties	$283,300,000	Discounted cash flows (DCF)	Discount rate	8.00% - 9.50%	(8.62%)
			Capitalization rate	5.75% - 8.00%	(6.65%)
			DCF Term (years)	10 years	(10 years)

Mortgage notes, bonds, and credit facilities payable	$197,255,634	Discounted cash flows (DCF)	Discount rate	3.17% -9.85%	5.24%)

The key inputs to valuation of interest rate caps and swaps are not made available by the counterparties.

7.           MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007. The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties as well as reimbursement for all expenses incurred while conducting the business and affairs of the Company. For the year ended December 31, 2014, the Company incurred $1,754,349 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

Certain affiliates of the Manager oversee the management and operations of various real estate properties, including those owned by the Company. Services performed by the affiliates are billed upon the actual costs incurred, allocated among all entities for which those services are provided. In addition to property management fees, these affiliates are reimbursed for costs incurred directly related to services provided to the Company. These costs are included in operating expenses in the accompanying consolidated statement of operations.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

8.            COMMITMENTS

The Company has fourteen wholly owned real estate investments for which capital may be provided without being contractually obligated to do so.  Such additional capital is generally provided in the ordinary course of business to fund recurring and non-recurring capital improvement activities.  While the majority of the wholly owned real estate investments did not require capital during 2014, a few required the Company to fund approximately $1.5M of non- contractual financial support.

9.             FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2014:

Ratios to weighted average net assets: (1)

Net investment income (2)	62.11%

Fund level expenses, including management fees	16.45%

Internal rate of return (3)
Inception through December 31, 2013	(38.17)%
Inception through December 31, 2014	(20.46)%

Ratio of capital contributions received to total
Capital commitments (includes General Partner) (4)	90.9%

(1)

Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2014 and using the actual date of capital contributions and distributions during the year ended December 31, 2014.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation.
(3)

Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2014 and December 31, 2013 of the Members’ aggregate capital as of each measurement date.

(4)	As of December 31, 2014, the Company has called and received cumulatively $124 million of committed capital from the Members.

10.          RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by liquidity, disparity of real estate values and financing issues. Should market conditions deteriorate, there is no assurance that such conditions will not result in a further decrease in value of real estate, decreased cash flows or the ability to repay, refinance or extend the Company’s debt when it comes due.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

11.          SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 2, 2015, the date the financial statements were available for issuance.

On February 25, 2015, Oakwell Farms paid off its existing loan and entered into a new loan with a bank in the amount of $25,500,000.

On February 26, 2015, Jackson Park Place and The Reserve at Wescott paid off their existing loans and entered into new loans with a bank in the amount of $29,047,500 and $20,587,500, respectively.